CHEMED CORPORATION AND SUBSIDIARY COMPANIES
                    COMPUTATION OF PER SHARE EARNINGS
                  (in thousands except per share data)        EXHIBIT 11

                                            Income From
                                            Continuing
                                            Operations           Net Income
                                       --------------------  ------------------
                                        Three Months Ended    Three Months Ended
                                             March 31,            March 31,
                                       --------------------  -------------------
                                         1996      1995        1996     1995
                                       --------------------  -------------------
Computation of Earnings Per Common
<F2> and Common Equivalent Share (a):
- ----------------------------------
Reported Income                        $ 12,197   $ 5,385    $12,197    $ 6,286
                                        =======   =======    =======    =======

Average number of shares used to
  compute earnings per common share       9,867     9,863      9,867      9,863

Effect of unexercised stock options          70        34         70         34
                                        -------   -------    -------    -------
Average number of shares used to
  compute earnings per common
  and common equivalent share             9,937     9,897      9,937      9,897
                                       ========   =======    =======    =======
Earnings per common and
  common equivalent share              $   1.23   $   .54    $  1.23    $   .64
                                       ========   =======    =======    =======

Computation of Earnings Per
  Common Share Assuming
<F2> Full Dilution (a):
- ---------------------------
Reported Income                        $12,197    $ 5,385    $12,197    $ 6,286
                                       =======    =======    =======    =======
Average number of shares used to
  compute earnings per common share      9,867      9,863      9,867      9,863

Effect of unexercised stock options         70         34         70         34
                                       -------    -------    -------    -------
Average number of shares used to
  compute earnings per common share
  assuming full dilution                 9,937      9,897      9,937      9,897
                                       =======    =======    =======    =======
Earnings per common share
  assuming full dilution               $  1.23    $   .54    $  1.23    $   .64
                                       =======    =======    =======    =======

- ------------------
<F2>
(a)  This calculation is submitted in accordance with Regulation S-K Item 601 (b) (11)
although it is not required by APB Opinion No. 15 because it results in dilution of less than
3%.

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